Exhibit 10.9

Certain confidential information contained in this document, marked by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

HOSTING SERVICES AGREEMENT

This Hosting Services Agreement (this “Agreement”) contains the terms and conditions that govern your purchase of computer and server colocation and cryptocurrency mining hosting services (“Services”) and is an agreement between Energy Conversion Group, LLC (“Company”, “we,” “us,” or “our”) and the customer identified on the signature page (“Customer,” “you,” or “your”). This Agreement takes effect when you sign this Agreement (the “Effective Date”). Customer represents to Company that Customer is of legal age and lawfully able to enter into contracts. If Customer is entering into this Agreement for an entity, Customer represents to Company that Customer has legal authority to bind that entity.

1.	HOSTING SERVICES; CUSTOMER HARDWARE

1.1 Company shall provide the Services at a data center owned, leased, operated, or reserved by Company or its partners (“Hosting Facility”). As part of the Services, Company shall provide for or arrange shelf and/or rack space, sufficient electrical capacity at the required voltage and wattage, provision of electricity, monitoring and services of Customer cryptocurrency mining hardware (“Customer Hardware”), and support from Company. The Services shall initially be provided at the Hosting Facility or Hosting Facilities referenced in the Service Order (defined below). In addition to the other rights herein, Company reserves the right to switch any Hosting Facility to another facility at a cost that is equivalent to the Service Fee (defined below). Company reserves the right to provide the Services directly or through agents, vendors, and qualified third parties. Customer acknowledges and agrees that Company may procure products, services, and facilities from, and subcontract the provision of the Services to, third party providers and subcontractors.

1.2 Customer acknowledges and agrees that certain terms of the Services, including the Hosting Facility, the Service Fee, as well as the estimated online date (i.e., commencement of mining operations) are as specified in the service order accompanying this Agreement (“Service Order”).

1.3 You have, or shall promptly upon the Effective Date, deliver your mining equipment (“Customer Hardware”) to Our designated address. It is guaranteed by us that the receipt for Customer Hardware shall not to be unreasonably withheld, delayed or conditioned. Upon receipt of Customer Hardware, We shall have functioning Customer Hardware installed in the Hosting Facility and make commercially reasonable efforts to begin providing Services on the scheduled service commencement date; provided however, that We shall not be responsible for any delay in the date Services begin for any reason, including delay in receipt of Customer Hardware, Force Majeure Events (defined below). Customer Hardware should be delivered by Customer to Company no less than 2 days prior to the scheduled deployment date. Deployment will occur Monday through Friday. The identification of a successful deployment of an individual Hardware unit shall be defined as the point at which the miner is detected by the backend monitoring system and is actively generating hashrate. Customer and Company agree that the daily deployment rate will be [***] units per day, subject to upward or downward variance of [***]%. In the event the agreed deployment rate is not met and can be attributed to us, the installation charge of $[***] per unit shall be waived for each unit below the threshold.

1.4 We and our operators of the Hosting Facility shall be entitled to perform maintenance actions as We deem necessary or desirable with respect to the Hosting Facility and to maintain the network (“Maintenance”). You acknowledge and agree that performance of Maintenance may cause the network to be temporarily inaccessible and the Services may temporarily become unavailable. We will use commercially reasonable efforts to conduct such Maintenance in a manner so as to avoid or minimize the unavailability of the Services. If a scheduled Maintenance is expected to interrupt the availability of Services, We may give You notice by e-mail prior to conducting such Maintenance, identifying the time and anticipated duration. Hours of scheduled Maintenance, as well as any resulting unavailability, will be included in the calculation of whether the [***]% internet uptime SLA has been met.

1.5 Company shall use commercially reasonable efforts to make the Services available to Customer [***] percent ( [***]%) of the time, both internet uptime and power uptime, in each yearly period (the “Service Level”), except in the event of Maintenance of the Hosting Facility or its associated infrastructure, Customer Hardware failure, or Force Majeure Events. Company does not guarantee that the Hosting Service will not be interrupted by outages or shortages of power which are planned or unplanned and outside of Company’s control, and Company will not be liable for the foregoing. Company does not guarantee the supply of electricity, including during the winter or peak hours of the day. There is a possibility of voluntary or involuntary downtime, curtailment by Company, the Hosting Facility, or the Hosting Facility’s energy provider, or outages or shortages of power. The Company shall not be responsible for the consequences of such outages and such outages shall not be calculated in connection with the Service Level commitment, except as expressly stated herein. Notwithstanding the foregoing, Customer acknowledges that Company and the Hosting Facility may participate in various Demand Response / Load Resource Participation Programs (“LRP Programs”), and that the LRP Programs are designed to maintain the integrity of the local grid system and allow for cost savings that can be passed on to Company’s customers. Accordingly, the LRP Programs provide the local grid operator with the capability to shut off the power load serving Company’s customers in response to load situations. Such an occurrence shall be deemed a Force Majeure Event.

1.6 Any costs or expenses for the installation, mounting, removal, and unmounting of Customer Hardware and all tariffs, taxes, shipping costs, or other expenses associated with shipping, importing, exporting, and transporting Customer Hardware to the Hosting Facility shall be the responsibility of Customer. Company may inspect the Customer Hardware for suitability of hosting and has full discretion to accept or reject any Customer Hardware. Upon any expiration or termination of the Services, Company will provide Customer with notice of the date when Customer Hardware is ready to be removed from the Hosting Facility.

1.7 Customer shall provide all end-user equipment, software, and all other telecommunications, internet access, and related equipment that Customer deems necessary or desirable for receipt of Digital Assets (defined below). Customer shall be solely responsible for installation, maintenance, configuration, connection, inter-connection, and all other support in connection with all equipment and personal property to be used by Customer to access the Hosting Facility and receive and store Digital Assets. Customer shall keep its Digital Assets, including private keys, secure. Company does not provide, and Customer shall hold Company harmless from, user or access security with respect to any of Customer Hardware or the Hosting Facility and shall be solely responsible for user access security and network access to Customer Hardware. Company does not provide any service to detect or identify any security breach of Customer Hardware or the Hosting Facility. Company does not provide any tests employing tools and techniques intended to gain unauthorized access to Customer Hardware or personal property.

1.8 Company shall make commercially reasonable efforts to commence operation of Customer Hardware on the scheduled Services commencement date reflected in the Service Order; provided, however, that Company shall not be responsible for any delay in operation of Customer Hardware for any reason, including delay in receipt of Customer Hardware, Force Majeure Events.

1.9 Customer may request to purchase other equipment, accessories, software, or hardware, such as power cords, from Company, to ensure compliance with the technical and fire safety norms at the Hosting Facility. If requested by Customer, Company shall provide Customer with the serial number for each machine included in the Customer Hardware.

1.10 You shall at all times comply with the laws, regulations, and rules of any applicable governmental or regulatory authority, including without limitation, Money Service Business regulations under the Financial Crimes Enforcement Network (“FinCEN”); state money transmission laws; laws, regulations and rules of relevant tax authorities; applicable regulations and guidance set forth by FinCEN; the Bank Secrecy Act of 1970; the USA PATRIOT Act of 2001; Anti-Money Laundry and Counter-Terrorism Financing Act 2006 (“AML/CTF”) provisions as mandated by the U.S. federal laws and any other rules and regulations regarding AML/CTF; issuance from the Office of Foreign Assets Control; the National Futures Association; the Financial Industry Regulatory Authority; and the Commodity Exchange Act.

1.11 You shall at all times use and maintain the Customer Hardware and Hosting Facility in a safe manner and according to Our then applicable Terms of Use and/or this Agreement.

1.12 You shall be responsible for obtaining any licenses, permits, consents, or approvals from any federal, state, or local government, which may be necessary to install, possess, own, or operate the Customer Hardware.

1.13 Company and any operators of the Hosting Facility shall be entitled to perform maintenance and any actions as deemed necessary or desirable by Company or its agents with respect to the Hosting Facility and to maintain the network. Customer acknowledges and agrees that performance of such maintenance may cause the network to be temporarily inaccessible and the Customer Hardware may experience temporarily down-time or unavailability. Company shall use commercially reasonable efforts to conduct such maintenance in a manner so as to avoid or minimize the unavailability of the Services. If a scheduled Maintenance is expected to interrupt the availability of Services, Company may give Customer notice by email prior to conducting such maintenance, identifying the time and anticipated duration. Company and the operators of the Hosting Facility shall be entitled to perform maintenance and any actions as deemed necessary or desirable with respect to Customer Hardware. To the extent that simple repairs cannot be performed without passing costs for parts and labor onto the Customer, Customer will be notified of an estimated cost and timeline for Customer Hardware repairs to be completed. Company will make reasonable efforts to repair Customer Hardware on-site but may require Customer Hardware to be shipped to the manufacturer or a third-party for critical repairs, with all such repairs being the sole responsibility of Customer.

1.14 Company may, from time to time, relocate Customer Hardware within the Hosting Facility or to another facility upon prior written notice to Customer, provided that the site of relocation shall afford reasonably comparable environmental conditions for Customer Hardware and pricing is no more expensive than contained herein. Should Company need to relocate Customer Hardware to another facility, Company shall provide Customer ten (10) days’ prior written notice and Customer will have five (5) days to approve, such approval not to be unreasonably withheld, delayed or conditioned. If Customer does not approve such relocation within the timeframe established, it shall be deemed objection of the relocation to another facility. If Customer objects to such relocation, the parties shall work together in good faith to resolve the objection as quickly as possible. If the Customer Hardware is relocated according to this Section, the cost of relocating the Customer Hardware shall be borne solely by Company. Notwithstanding the prior provisions of this Section 1.14, in the event of an emergency, as determined in Company’s reasonable discretion, Company may rearrange, remove, or relocate Customer Hardware without any liability to Company. Notwithstanding the foregoing, in the case of emergency, Company shall provide Customer, to the extent practicable, reasonable notice prior to rearranging, removing, or relocating the Customer Hardware.

1.15 Customer shall at all times be responsible for maintaining software and all other telecommunications, Internet access and related equipment required to receive Customer’s mining rewards. Customer is solely responsible for the security of Customer’s private keys. Customer shall hold Company harmless from breaches of user or access security with respect to any of Customer Hardware or the Hosting Facility. Company does not provide any service to detect or identify any security breach of Customer Hardware or the Hosting Facility. Company does not provide any tests employing tools and techniques intended to gain unauthorized access to Customer Hardware or Customer’s personal property.

2.	PAYMENT TERMS; DEPOSIT; TAXES; SET-OFF

2.1 In consideration of the Services provided hereunder, We will be entitled to monthly fees calculated based on the actual power consumption of Customer Hardware and the location of the Hosting Facility that You select (“Service Fee”). You shall pay the total projected monthly fees for the upcoming month (“Projected Service Fees”) in advance and in no case later than the 28th date of the then current month. [***]. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or the Addendum, Service Fees shall continue to be paid to Company in the event of an equipment failure, fire, or other interruption as if no interruption has occurred, provided these equipment failure, fire, or other interruption can not be attributed to Company.

2.2 Acceptable forms of payment include ACH, bank wire, and other methods that We designate from time to time. [***]

2.3 Upon the Effective Date, You shall deliver to Us, or We will deduct from your account if you do not opt out of the automatic bill payment, a deposit in an amount [***] of the Projected Service Fees (“Deposit”). If You fail to pay any Service Fees, We may use, apply, or retain all or any portion of the Deposit for the payment of any amount due or to reimburse or compensate Us for any liability, expenses, loss, or damages which We may suffer or incur by reason thereof. If We use or apply all or any portion of the Deposit, You shall within [***] after written request therefore deposit money with Us sufficient to restore the Deposit to the full amount required by this Agreement. Within thirty (30) days after the expiration or termination of this Agreement, unless We elect to apply Deposit to unpaid Service Fees, We will return the portion of the Deposit not used or applied. No part of the Deposit shall be considered to be held in trust, to bear interest or to be prepayment for any Service Fees to be paid by You under this Agreement.

2.4 Time is of the essence in the payment of each and every invoice. For any overdue invoices, We may, at Our sole discretion: (i) terminate the Services, (ii) seize and dispose of or sell the Customer Hardware and use the proceeds to satisfy any amounts due; or (iii) turnoff Customer Hardware, and/or disable Your access to accounts until all fees due to Us are paid in full. Without limiting the foregoing, We reserve the right to charge a daily penalty at one percent (1%) of the overdue amount until the payment is settled and take possession of the Customer Hardware and redirect mining proceeds to Us.

2.5 We may modify Our rates upon a material increase in any of Our operating costs, including without limitation, power and electricity rates, leasing rates, tax rates or increased regulatory compliance costs. Such modification in fees must be agreed upon by both parties and documented through an amendment to this Agreement.

2.6 Set-Off: Any payment or compensation owed by the Company to the Customer, including but not limited to return of payment, indemnification amounts, or refunds, maybe deducted or set off by the Customer from any unpaid service fees owed to the Company under this Agreement. Customer may provide written notice to the Company of its intention to deduct such amounts, specifying the basis for the deduction and the amount to be deducted. The deduction shall be deemed effective upon the Company's receipt of such notice.

2.7 All service fees stipulated in this Agreement that the Customer is obligated to pay to the Company shall be inclusive of any and all applicable taxes, including but not limited to sales tax, value-added tax (VAT), goods and services tax (GST), and any other similar taxes or levies. Customer shall not be required to pay any additional amounts beyond the agreed service fees for tax purposes.

3.	TERM, TERMINATION AND EFFECT, MODIFICATION AND SUSPENSION

3.1 Unless terminated sooner as provided in this Agreement, the term of this Agreement shall begin on the Effective Date and expire [***] thereafter (the “Term”). The Agreement shall renew only if Customer and Company mutually agree in writing to renew this Agreement within thirty (30) days in advance of the conclusion of the Term.

3.2 Company may terminate this Agreement for cause immediately following written notice if You: (i) fail to make any payments due pursuant to this Agreement or any other agreement you have entered into with Company; (ii) violate, or fail to perform or fulfill any covenant or provision of this Agreement, and such breach is not cured within fifteen (15) days after notification from Us; or (iii) enter into bankruptcy, financial failure or insolvency, sales or merger with another person, corporation or entity, unless approval in advance by Company. Company may also terminate this Agreement if the Hosting Facility for the Customer Hardware becomes unavailable for any reason; in such event, the termination shall be effective on the last day of the Hosting Facility’s availability and Company shall provide Customer notice of termination without undue delay after learning of such unavailability. Without limiting the foregoing, either party may terminate or suspend all or a portion of the Agreement if necessary to be in compliance with applicable law, rules, regulations, administrative or judicial orders or decree. The terminating party will use commercially reasonable efforts to notify the other party, which may be via email or telephone, of such suspension. The parties agree that they will have no liability whatsoever to the other for any damage, loss, expense, or cost as a result of such termination or suspension.

3.3 Customer may terminate this Agreement for cause immediately following written notice if Company materially breaches any of its obligations under this Agreement. Material breaches include, but are not limited to: (i) Failure to provide the Services as outlined in Section 1.5 and in the Addendum 1, including maintaining the specified Service Level Agreement (SLA) of [***]% service availability annually, excluding Force Majeure Events; (ii) Any delays in the commencement of operation of Customer Hardware beyond what is considered commercially reasonable, excluding delays caused by Force Majeure Events as described in Section 1.8; (iii) Failure to ensure the adequate facilities and infrastructure necessary for the proper functioning of Customer Hardware, including but not limited to, the availability of rack space, electrical and network connectivity; (iv) Repeated interruptions or curtailments in the power supply not accounted for under Force Majeure Events or the SLA, which significantly impact Customer’s operations; (v) Failure to maintain compliance with applicable laws, permits, and regulatory requirements as outlined in Section 2.2; (vi) Any material misrepresentation or omission of information provided by Company that adversely affects Customer’s interests.

3.4 In the event of a objected relocation proposal as detailed in Section 1.14, if mutual agreement regarding the relocation is not achieved within twenty (20) days of the initial notice, Customer shall have the right to terminate this Agreement without penalty. Upon such termination, Company shall refund any prepaid but unused service fees to Customer and shall assist in the orderly relocation of Customer Hardware to a new facility of Customer’s choosing at Company’s expense.

3.5 The parties may terminate the Agreement for convenience by providing the other party with a 30-day written notice.

3.6 The party responsible for the termination of this Agreement shall bear all costs of removal, and other reasonable termination costs, including transportation and storage of Customer Hardware, as well as any other expenses incurred as a result of the termination.

3.7 Notwithstanding anything to the contrary contained herein, Customer may only terminate this Agreement if the Customer Hardware purchased by Customer from Company has been fully paid and there are no outstanding payments, payment plans, or financings with Company, Hosting Provider or any third-party seller and no amounts that remain outstanding pursuant to this Agreement, provided that there are no unsettled set-offs or compensations that the Company owes to Customer.

3.8 Upon termination or expiration of this Agreement, in the event of Customer’s default, Customer agrees to immediately pay to Company all amounts then owed including all amounts owed through the term of any applicable Service Order. Company will provide written notice of any funds owed. If Customer fails to make such payments within five (5) days, Company shall have the right to use the Deposit provided by Customer to recover the amounts owed. Customer acknowledges that the rights detailed above may also be granted or otherwise assigned to any third-party seller and/or Hosting Partner or maybe otherwise assigned by Company. Company will return any additional funds above what is owed by Customer within thirty (30) days.

4.	WARRANTIES, LIMITATION OF LIABILITY, INDEMNITY

4.1. Each party represents, warrants, and covenants that (i) it has full legal capacity, right, power and authority to execute and perform its obligations under this Agreement; and (ii) its performance of obligations hereunder will not violate any applicable laws or require the consent of any third party. Without limiting the foregoing, You further represent, warrant and covenant that (i) You have clear title, free and clear of all security interests or liens, to Customer Hardware, including the legal right to use, operate and locate the Customer Hardware; and (ii) its receipt of Digital Assets will not violate any applicable laws or require the consent of any third party.

4.2 You represent and warrant that: (i) the information You have provided for the purpose of establishing an account with Us is accurate; (ii) You will not use the Services for the development, design, manufacture, production, stockpiling, or use of nuclear, chemical or biological weapons, weapons of mass destruction, or missiles, in a country listed in Country Groups D: 4 and D:3,as set forth in Supplement No. 1 to Part 740 of the United States Export Administration Regulations, (iii) You shall not provide administrative access to the Services to any person (including any natural person or government or private entity) that is located in or is a national of any embargoed or highly restricted country under United States export regulations, which include, as of December 2007, Cuba, Iran, and Sudan, and (iv) You are not on the United States Department of Treasury, Office of Foreign Asset Controls list of Specially Designated Nationals and Blocked Persons;

4.3 You represent, warrant and covenant that: (i) any information and material, whether submitted during the registration process or thereafter throughout the use of the Hosting Facility, is true, accurate, current and complete, and (ii) You will maintain and promptly amend all information and material to keep it true, accurate, current and complete.

4.4 The security of Your account and any Digital Assets is solely Your responsibility. You shall notify Us if You suspect Your account or Digital Assets have been hacked, stolen, accessed without authorization, or otherwise compromised. If We suspect any security violations have occurred related to Your account or Digital Assets, We may suspend access to Your account and Customer Hardware pending resolution. We may cooperate with any government or legal investigation regarding any aspect of the Services. “Digital Asset” means any digital asset, cryptocurrency, virtual currency, digital currency, or digital commodity, including, without limitation, Bitcoin and Ethereum, which is based on the cryptographic protocol of a computer network that maybe (i) centralized or decentralized; (ii) closed- or open-source; and (iii) used as a medium of exchange and/or store of value.

4.5 We do not guarantee that Our Services will not be interrupted by outages or shortages of power which are planned or unplanned and outside of Our control, and We will not be liable for the foregoing. You are aware that We cannot guarantee the supply of electricity, including during the winter and peak hours of the day, and that there is a possibility of voluntary or involuntary downtime, curtailment by Us or the energy provider, or outages or shortages of power of no more than [***] in a calendar year.

4.6 We do not own or control any Digital Assets and do not own or control the underlying software protocols of Digital Asset networks which govern the operation of any Digital Assets. We are not responsible for the operation of the underlying protocols, and make no guarantees regarding their security, functionality, or availability. In no event shall We be liable to You or anyone else for any loss or injury resulting directly or indirectly from any services provided by Us, including without limitation, any loss caused in whole or in part by any inaccuracies or incompleteness, delays, interruptions, errors or omissions, including without limitation, those arising from Our negligence beyond Our control in procuring, compiling, interpreting, computing, reporting or delivering the Services thereon or the information therein. In no event shall We be liable for any decision made or action taken by You in reliance on, or in connection with the Services. This limitation of liability includes, without limitation, any damage or interruptions caused by any computer viruses, spyware, scam ware, Trojan horses, worms, or malware that may affect Your computer or other equipment, or any phishing, spoofing, domain squatting, or other attacks, failure of mechanical or electronic equipment or communication lines, telephone or other interconnect problems, unauthorized access, theft, operator errors, strikes or other labor problems, or any Force Majeure Event. If this limitation of liability is deemed to conflict with any other section hereunder, this limitation supersedes the other section.

4.7 You understand and agree that the use of telecommunications and data communications networks and the internet may not be secure and that connection to and transmission of data and information over the internet and such facilities provide the opportunity for unauthorized access to wallets, computer systems, networks and all data stored herein. Information and data transmitted through the internet or stored on any equipment through which internet information is transmitted may not remain confidential and We do not make any representation or warranty regarding privacy, security, authenticity, and non-corruption or destruction of any such information. We do not warrant that the Services or Your use will be uninterrupted, error-free, or secure. We shall not be responsible for any adverse consequence or loss whatsoever to Your use of the Services or the internet. Use of any information transmitted or obtained by You from Us is at Your own risk. We are not responsible for the accuracy or quality of information obtained through its network, including as a result of failure of performance, error, omission, interruption, corruption, deletion, detect, delay in operation or transmission, computer virus, communication line failure, theft or destruction or unauthorized access to, alteration of, or use of information or facilities, or malfunctioning of websites. We do not control the transmission, computer virus, communication line failure, theft or destruction or unauthorized access to, alteration of, or use of information or facilities, or malfunctioning of websites. We do not control the transmission or flow of data to or from Our network and other portions of the Internet, including the Digital Asset networks. Such transmissions and/or flow depend in part on the performance of telecommunications and/or Internet services provided or controlled by third Parties. At times, actions or inactions of such third Parties can impair or disrupt Us or Your connections to the Services. We do not represent or warrant that such events will not occur and host disclaims any and all liability resulting from or related to such acts or omissions.

4.8 WE MAKE NO WARRANTIES OR GUARANTEES RELATED TO THE AVAILABILITY OF SERVICES OR THE OPERATING TEMPERATURE OF THE HOSTING FACILITY. THE SERVICES AND THE HOSTING FACILITY ARE PROVIDED “AS IS” . WE DO NOT PROVIDE MECHANICAL COOLING OR BACKUP POWER AND THE HOSTING FACILITY IS SUBJECT TO SWINGS IN LOCAL TEMPERATURE, WIND, HUMITY, ETC. WE MAKE NO WARRANTY WHATSOEVER, INCLUDING ANY (I) WARRANTY OF MERCHANTABILITY; (II) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (III) WARRANTY AGAINST INTERFERENCE; OR (IV) PRICE OR LIQUIDITY OF ANY DIGITAL ASSET. WE DO NOT WARRANT THAT (I) THE SERVICES SHALL BE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK, OR FREE FROM MINOR INTERRUPTIONS; (II) THE SERVICES SHALL MEET YOUR REQUIREMENTS OTHER THAN AS SET OUT IN WRITTEN AGREEMENT BETWEEN THE PARTIES; (C) THE SERVICES SHALL PROVIDE ANY FUNCTION NOT DESIGNATED IN WRITTEN AGREEMENT BETWEEN THE PARTIES.

4.9 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR (I) LOST PROFITS; (II) LOSS OF BUSINESS; (III) LOSS OF REVENUES; (IV) LOSS, INTERRUPTION OR USE OF DATA OR LOSS OF USE OF CUSTOMER HARDWARE; (V) ANY CONSEQUENTIAL OR INDIRECT DAMAGES;OR (VI) ANY INCIDENTAL, SPECIAL, RELIANCE, EXEMPLARY OR PUNITIVE DAMAGES (IF APPLICABLE), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT THAT ANY SUCH LOSS OR DAMAGES ARISES OUT OF SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE LIMITATIONS SET FORTH HEREUNDER WILL APPLY TO ALL CLAIMS AND CAUSES OF ACTION, REGARDLESS OF WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY.

4.10 Customer covenants and agrees to indemnify and hold harmless Company and its officers, directors, stockholders, employees, agents, representatives, advisors and each of their successors and assigns (each a “Company Indemnified Party”) from any and all damages, suits, claims, judgments, liabilities, losses, fees, costs, or expenses of any kind, including reasonable legal fees, incurred or suffered, directly or indirectly, by any Company Indemnified Party whatsoever arising out of, attributable to or incidental to: (a) a breach of, or misstatement in, any one or more of the terms, conditions, representations, warranties, obligations, or covenants of Customer made in or pursuant to this Agreement; (b) the failure by Customer to pay any and all costs, taxes, customs, duties, tariffs, and the like arising from the transactions set forth in this Agreement, (c) any actor omission of Customer related to this Agreement, (d) ownership, operation, or use of the Hardware, (e) Customer’s entering into this Agreement, (f) the maintenance or operation of Customer Hardware, and (h) any conduct, activity, or action by Customer or any person or entity acting on its behalf, or at its request, which is unlawful or illegal under any state, federal or common law, or is violative of the rights of any individual or entity.

4.11 Company covenants and agrees to indemnify and hold harmless Customer and its officers, directors, stockholders, employees, agents, representatives, advisors and each of their successors and assigns (each a “Customer Indemnified Party”) from any and all damages, suits, claims, judgments, liabilities, losses, fees, costs, or expenses of any kind, including reasonable legal fees, incurred or suffered, directly or indirectly, by any Customer Indemnified Party whatsoever arising out of, attributable to or incidental to: (a) a breach of, or misstatement in, anyone or more of the terms, conditions, representations, warranties, obligations, or covenants of Company made in or pursuant to this Agreement; (b) the failure by Company to pay any and all costs, taxes, customs, duties, tariffs, and the like arising from the transactions set forth in this Agreement, (c) any actor omission of Company related to this Agreement, (d) operation, or use of the premises by the Company, (e) Company’s entering into this Agreement, (f) the maintenance or operation of the premises by the Company, and (h) any conduct, activity, or action by Company or any person or entity acting on its behalf, or at its request, which is unlawful or illegal under any state, federal or common law, or is violative of the rights of any individual or entity.

5.	CONFIDENTIALITY; PRIVACY; INTELLECTUAL PROPERTY

5.1 Each party acknowledges that it and its employees, agents, or representatives may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire information which is Confidential Information (defined below) of the other party. Neither party may use, disclose, or copy any Confidential Information except to the limited extent necessary to perform its obligations under this Agreement and will not disclose any Confidential Information to any person or entity other than to those persons who have a need to know the Confidential Information or as otherwise expressly permitted by this Agreement. Each party shall use the same measures that it uses to protect its own most confidential and proprietary information to protect the Confidential Information, but in no event less than commercially reasonable measures.

5.2 “Confidential Information” refers to confidential or proprietary information of a party including, without limitation, business plans, strategies, forecasts and projections and information about business structures, operations, systems, finances, assets, investments, investment strategies, software and other technology systems, and personnel, customers and suppliers. Confidential Information does not include if it (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party.

5.3 Upon termination or expiration of this Agreement, or at any other time at the request of the other party, each party shall return to the other party, or destroy and delete, as applicable, all Confidential Information and any copies thereof in its possession or control.

5.4 Company warrants and represents that, Company shall comply with all applicable privacy laws throughout the term of this Agreement and will take all reasonable steps within Company’s power to ensure that Company’s employees, contractors, and other customers comply with all applicable privacy laws.

5.5 Except for the rights expressly granted herein, all rights, titles, and interests to any and all customer relationships, proprietary rights, and intellectual property rights in Company’s data and intellectual property will remain with and be the exclusive property of Company.

5.6 Company may cooperate with any government or legal investigation regarding any aspect of the Hardware purchased herein or any Hosting Services provided to Customer, which may include producing identifying information of Customer.

5.7 Neither party may use the other party’s trademarks, service marks, trade names, copyrights, other intellectual property rights or other designations in any promotion, publication, or press release without the prior written consent of the other party in each case, which consent shall not be unreasonably withheld.

6.	INSURANCE

The parties agree that Company is not an insurer and Customer Hardware is not covered by any insurance policy held by Company. Customer will be solely responsible to insure the Customer Hardware and all Customer equipment and property against all forms of damage. Customer shall obtain and maintain commercially reasonable insurance to protect against all risks of physical loss of or damage to the Customer Hardware, as well as business interruption insurance. If Customer does not insure the Customer Hardware or obtain any offered premium service plan from Company, if any, Customer will do so at Customer’s sole risk and will indemnify, defend, and hold harmless Company from any failure to insure by Customer. If Company elects to switch any Customer Hardware to a new Hosting Facility, Customer shall update its insurance policies to reflect any change in the Hosting Facility without undue delay.

7.	DISPUTE RESOLUTION

7.1 Mediation and Binding Arbitration. The parties agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Agreement, will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (1) non- binding mediation, and (2) binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder will be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current Commercial Arbitration Rules and Mediation Procedures (the “AAA Commercial Rules”). No arbitration will be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed resolution of the dispute as a result of the step-one mediation. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Commercial Rules. The parties agree that the arbitrator will apply the substantive law of the State of Iowa to all state law claims and federal law to any federal law claims, that discovery will be conducted in accordance with the AAA Commercial Rules or as otherwise permitted by law as determined by the arbitrator. In accordance with the AAA Commercial Rules (a copy of which is available through AAA’s website, www.adr.org), the arbitrator’s award will consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The parties understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein will restrict either party from seeking temporary injunctive relief in a court of law. In the unlikely event the AAA refuses to accept jurisdiction over a dispute, the parties agree to submit to Judicial-Arbitration-Mediation Services (“JAMS”) mediation and arbitration applying the JAMS equivalent of the AAA Commercial Rules. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction pursuant to Section 8.4.

7.2 Class Action Waiver. Any dispute-resolution proceeding must be brought in the parties’ individual capacities, and not as a plaintiff or class member in any purported class, collective, representative, multiple plaintiff, or similar proceeding (“Class Action”). The parties expressly waive any ability to maintain any Class Action in any forum. Unless the parties later otherwise agree, the arbitrator shall not have authority to combine or aggregate similar claims or conduct any Class Action nor make an award to any person or entity not a party to the arbitration. Any claim that all or part of this Class Action Waiver is unenforceable, unconscionable, void, or voidable maybe determined only by a court of competent jurisdiction and not by an arbitrator. The parties understand that they would have had a right to litigate through a court, to have a judge or jury decide their case, and to be party to a class or representative action; however, the Parties understand that they are foregoing these rights and electing to have any dispute decided individually, through arbitration.

7.3 Jury Trial Waiver. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.	MISCELLANEOUS

8.1 Captions and Section Headings. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

8.2 Consent to Electronic Business. Because Company operates online, it is necessary for Customer to consent to transact business with Company online and electronically. As part of doing business with Company, therefore, we also need Customer to consent to our giving you certain disclosures electronically, via the email address you provide to us. By entering into this Agreement, Customer consents to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to Customer’s or Company’s rights, obligations, or services under this Agreement (each, a “Disclosure”). You will keep us informed of any change in your email or mailing address so that you can continue to receive all Disclosures in a timely fashion. If Customer’s registered email address changes, you must notify us immediately of the change. Customer also agrees to update your registered residence address and contact information if they change. Customer’ s decision to do business with Company electronically is made completely voluntarily.

8.3 Entire Agreement. This Agreement, including any Purchase Order(s) certificate, schedule, exhibit, Addendum, or other document delivered pursuant to its terms, constitutes the entire agreement between the parties and supersedes any other agreement, whether oral or written, with respect to the subject matter hereof. There are no verbal agreements, representations, warranties, undertakings, or agreements between the parties. ANY WARRANTIES, TERMS, AND/OR CONDITIONS IN ANY PURCHASE AGREEMENTS, INVOICES, CREDIT APPLICATIONS, PURCHASE ORDERS, AND THE LIKE, OR ANY OTHER DOCUMENTS BETWEEN COMPANY AND CUSTOMER THAT CONFLICT WITH THE TERMS AND CONDITIONS SET FORTH HEREIN ARE GOVERNED BY THE TERMS HEREIN. Company may at any time amend, modify, or revise the terms of this Agreement by updating these terms and by providing notice to Customer of that change by email and unless Customer objects in writing within 5 days, Customer will be deemed to have agreed to any such modified, amended, or revised terms in this Agreement.

8.4 Governing Law. This Agreement and all claims arising out of or related to this Agreement are governed by and construed in accordance with the laws of the State of Iowa without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Iowa. Subject to Section 7 , the jurisdiction and venue is exclusively to the courts within the State of Iowa and Customer irrevocably waives any objection to such jurisdiction and venue.

8.5 Force Majeure. Neither party will be responsible nor in anyway liable for any delays or failures in performance, except for payment of Service Fees under this Agreement, which shall be adjusted such that up to an aggregate of five (5) hours in any given year during which a Force Majeure Event affects the operation or functionality of Customer Hardware shall continue to be paid by Customer, Any time exceeding this aggregate shall be deducted from the payment obligations of Customer for the corresponding period, arising out of or relating to a Force Majeure Event. A “Force Majeure Event” means a failure by the other party to perform any of its obligations under this Agreement, if such failure is caused by events or circumstances beyond its reasonable control, including, without limitation, acts of God, war, labor strike, mechanical breakdown (including technological or information systems), plant shutdown, unavailability of or interference with necessary transportation, any raw material or power shortage, terrorist act, accident, fire, flood, earthquake, landslide, hurricane, typhoon, tsunami, volcanic eruption, inclement weather, health pandemic or epidemic, national, local or regional emergency, any law, order, regulation, seizure or other action of any governing authority or agency. Notwithstanding the foregoing, in the event of such an occurrence, each party agrees to make a good faith effort to perform its obligations hereunder.

8.5 Injunctive Relief. The parties acknowledge that the confidentiality provisions of this Agreement are reasonable in scope and duration and are not unduly restrictive. The parties further acknowledge that a breach of any of the confidentiality obligations of this Agreement will render irreparable harm to the other party, and that a remedy at law for breach of the Agreement is inadequate, and the injured party shall therefore be entitled to seek any and all equitable relief, including, but not limited to, temporary and permanent injunctive relief, without the necessity of posting a bond, and to any other remedy that maybe available under any applicable law or agreement between the parties. The parties acknowledge and agree that an award of damages to the injured party does not preclude a court from ordering injunctive relief. Both damages and injunctive relief shall be proper modes of relief and are not to be considered as alternative remedies.

8.6 Assignment. Either parties shall not assign or otherwise transfer this Agreement or any of its rights and obligations under this Agreement, without the prior written consent of the other, which may be withheld for any reason at the other party’s sole discretion. Any assignment or transfer in violation of this Section 8.6 will be null and void. Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of the parties and their respective permitted successors and assigns. Customer may not merge this Agreement with any other agreements with Company it maybe party to.

8.7 Notice. All notices, requests, demands and other communication under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, (iv) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, or (v) on the date transmitted if by email, addressed to the parties or their permitted assigns at such address or number as is given in writing by either party to the other.

8.8 Relationship of the Parties. Nothing in this Agreement shall be deemed to create an agency, employment, partnership, fiduciary, or joint venture relationship between the parties. Neither party has the power or authority as agent, employee or in any other capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever without the other’s prior written consent.

8.9 Survival. Any provision of this Agreement, which, by its nature, would survive termination or expiration of this Agreement, will survive any such termination or expiration, including, without limitation, the following sections: Section 2, Section 4, Section 5, Section 7, and Section 8.

8.10 Waivers. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

8.11 Liquidated Damages Not Penalty. It is expressly agreed that any liquidated damages payable under this Agreement do not constitute a penalty and that the Parties, having negotiated in good faith for such specific liquidated damages and having agreed that the amount of such liquidated damages is reasonable in light of the anticipated harm caused by the breach related thereto and the difficulties of proof of loss and inconvenience or non-feasibility of obtaining any adequate remedy, are estopped from contesting the validity or enforceability of such liquidated damages.

8.12 No Restrictions Against Company. Customer hereby acknowledges and agrees that Company may sell any inventory, equipment, machinery, or other products, not specified in Purchase Order hereto to any party pursuant to any terms and conditions agreed to by Company and nothing in this Agreement shall restrict Customer from the same.

8.13 Counterparts. This Agreement may be executed in any manner of counterparts, all of which shall constitute in any number of counterparts, all of which shall constitute one and the same instrument, and any Party hereto may execute this Agreement, by signing and delivering one or more counterparts. Each Party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed or electronically agreed, and that any electronic signatures or agreements appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

8.14 Addendum. The Parties have included an Addendum 1 attached to this Agreement to set out agreement on certain terms and conditions. In the event of any conflict between the terms in the Addendum and any terms of this Agreement, the terms of the Addendum shall control.

Hosting Address: 1055 Hwu ST. coow Rapids, IA 50058

The parties have entered into this Hosting Services Agreement effective as of the latest date stated below.

COMPANY:		CUSTOMER:

ENERGY CONVERSION GROUP, LLC		BGIN INFRASTRUCTURE, LLC

By:	/s/ [***]	By:	/s/ Benjamin Thomison

Name:	[***]	Name:	Benjamin Thomison

Title:	[***]	Title:	Director of Operations

Dated:	[***]	Dated:	[***]

[Signature Page to Hosting Services Agreement]

ADDENDUM 1

TO

HOSTING SERVICES AGREEMENT

All capitalized terms used but not otherwise defined in this Addendum 1 shall have the meanings given in the Hosting Services Agreement.

1. Racking services shall be provided at $[***]/miner. [***] miners will be racked daily, M-F

2. Customer may utilize a private office provided by Company with common access to restrooms and a breakroom for $[***] per month.

3. Company will maintain network access minimally for overall monitoring, access control system, cameras, temp tensors, etc.

4. Pickaxe or a comparable means of monitoring miner health/temps will be utilized by Company.

5. Company will maintain key card access and cameras internally on entry exit externally around building.

6. Physical access to the building will be available 24 hours per day, 7 days per week.

7. Full access to network – Customer’s team will provide the core switch that terminates service provider and Company will provide the rest.

8. All technicians and Site Manager will be Customer personnel. The Company will cover building Maintenance.

9. Two scissor lifts are located onsite with shared access to the forklift.

10. Intentionally omitted.

11. If issues arise over the design of the building where heat will affect more than 5% of our units, Company agrees to change the design within 60 days of notice or give us the option to terminate the Agreement immediately at no extra cost. Main concerns are the new filter system and the roof exhaust.

12. Company will maintain network and power and also install workbenches in the offices.

13. Build out will be completed by [***].

14. Miners need to be delivered and [***]% online by [***].

15. Electrical rate will be billed at $[***]/kwH

16. Payment for each upcoming month needs to be paid on or before the 28th of the month prior.

17. A deposit equal to [***] electrical bill ($[***]) will be paid upon signing of the agreement. [***]MW x $[***]MWh x (365 days/12 months) = $[***] per month. The deposit shall be applied to the final invoice issued by Company for electricity usage upon the termination or expiration of this Agreement.

18. Storage space will be made available at $[***] sq ft. per year. Area available is [***]sq ft – [***] sq ft.

19. The evaluation of the Service Level Agreement (SLA) compliance shall encompass both internet uptime and power uptime. It is stipulated that both internet uptime and power uptime shall each achieve a minimum threshold of [***]%.

20. The electricity billing under this Agreement shall be based on the actual meter reading. The contracted load is locked at [***]MW, and a minimum load usage of [***]MW shall be maintained, billed, and paid by Customer to Company at all times.

In the event of any conflict between the terms in this Addendum and any terms of the Agreement, the terms of this Addendum shall control.

21. If units are not deployed by [***] ECG will only invoice for actual power usage. The [***]mw minimum will only be charged once full deployed, cos.

ADDENDUM 2

TO

HOSTING SERVICES AGREEMENT

All capitalized terms used but not otherwise defined in this Addendum 2 shall have the meanings given them in the Hosting Services Agreement.

1.Customer shall only be obligated to pay for the actual power usage till [***]. The minimum usage charge for [***]MW shall only become applicable starting from [***].

2.Due to the adjustment in pricing, Addendum 1.17 is hereby amended to state: A deposit equivalent to [***] electrical bill, calculated as [***]MW x$[***]/MWhx(365 days/12 months)= $[***], shall be paid by Customer upon the execution of this Agreement. This deposit shall be applied to the final invoice for electricity usage upon termination or expiration of this Agreement.

3.Addendum 1.18 shall be deleted in its entirety, and no such storage fees shall be incurred unless and until a separate storage agreement is duly executed by both parties.

4.Addendum 1.20 is revised to state: The electricity billing under this Agreement shall be based on the actual meter reading. The contracted load is fixed at [***]MW, and Customer shall maintain, be billed, and pay for a minimum load usage of [***]MW at all times. Except for the payment of Service Fees under this Agreement, neither party shall be responsible or liable for any delays or failures in performance due to a Force Majeure Event. In the event that a Force Majeure Event affects the operation or functionality of Customer Hardware for an aggregate period of up to [***] hours within any given year, Customer shall remain obligated to pay the Service Fees for such period. Any time exceeding this aggregate shall result in a proportional reduction of Customer's payment obligations corresponding to the duration of the Force Majeure Event. Furthermore, should any interruption in power supply or impact on machine operation result from the fault of the hosting provider, Customer’s payment obligations for the corresponding period shall be proportionally reduced.

In the event of any conflict between the terms in this Addendum and any terms of the Agreement, the terms of this Addendum 2 shall control.